Exhibit 99.1

Cerecor Enters Into a $15 Million Common Stock Purchase Agreement with Aspire Capital Fund, LLC

BALTIMORE--(BUSINESS WIRE)--September 12, 2016-- Cerecor Inc. (NASDAQ: CERC), a clinical-stage biopharmaceutical company developing treatments to make a difference in the lives of patients with neurological and psychiatric disorders, today announced that it has entered into a $15 million common stock purchase agreement (the “Agreement”) and a registration rights agreement with Aspire Capital Fund, LLC (“Aspire”), a Chicago-based institutional investor.

Under the terms of the Agreement, Aspire has made an initial purchase of $1 million of Cerecor common stock at $4.00 per share, which represents a 4% premium over the September 8 closing stock price of $3.86. Pursuant to the terms of the Agreement, Cerecor has agreed to file a registration statement covering the sale by Aspire of the securities issued to Aspire under the Agreement. Once the registration statement has been filed and declared effective by the U.S. Securities and Exchange Commission, Cerecor will have the right to sell the remaining $14 million of shares to Aspire from time to time over a 30-month period. Cerecor will control the timing and amount of each additional sale. Any future sales will be made at prices based on prevailing market prices at the time of each sale. Proceeds from the Agreement will be used for the advancement of research and development activities, working capital and general corporate purposes.

"The Agreement with Aspire facilitates the continued advancement of our portfolio of novel product candidates,” said Dr. Uli Hacksell, President and Chief Executive Officer of Cerecor. “This funding agreement also provides Cerecor with additional financial flexibility heading into 2017."

“We are very pleased to enter into this Agreement with Cerecor, a company with an experienced management team and a promising neurological and psychiatric drug pipeline,” said Steven G. Martin, Managing Member of Aspire Capital. "We are looking forward to Phase 2 clinical data for CERC-301 and CERC-501 in the relatively near future. We believe this Agreement will help provide the Company with a flexible and efficient source of capital to advance these very exciting development programs.”

Under the Agreement, Aspire has committed to purchase the remaining $14 million if and when Cerecor decides to sell shares to Aspire. Aspire has no rights to require any sales of shares at any time. The Agreement does not contain any financial covenants, restrictions on future financings, rights of first refusal, limits to the use of any of the proceeds, participation rights or penalties whatsoever. Cerecor can terminate the agreement at any time without any cost or penalty.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. For additional information about the common stock purchase agreement and registration rights agreement with Aspire, refer to the current report on Form 8-K filed on September 12, 2016 with the Securities and Exchange Commission.

About Cerecor

Cerecor is a clinical-stage biopharmaceutical company developing innovative drug candidates to make a difference in the lives of patients with neurological and psychiatric disorders. We are committed to the development of drugs that improve lives by applying our extensive knowledge and experience in central nervous system disorders. Cerecor is currently pursuing the development of two clinical Phase 2-stage product candidates: CERC-301 and CERC-501.

CERC-301 is an oral, NR2B specific N-methyl-D-aspartate receptor antagonist that is currently in a Phase 2 clinical trial as an oral, rapidly acting adjunctive treatment for patients with severe major depressive disorder (“MDD”) who are failing to achieve an adequate response to their current antidepressant treatment. We expect top-line data from this trial in the first half of 2017. Cerecor received fast track designation by the United States Food and Drug Administration in November 2013 for CERC‑301 for the treatment of MDD. We believe CERC‑301 has the potential to be a first-in-class medication that may significantly reduce depressive symptoms in a matter of days.

CERC-501 is a potent and selective kappa opioid receptor (“KOR”) antagonist that is currently in a Phase 2 clinical trial for smoking cessation that is expected to provide top-line data in December 2016. In addition to Cerecor’s Phase 2 trial, three externally-funded clinical trials are being conducted to evaluate the use of CERC-501 in treating depressive symptoms, stress related smoking relapse and cocaine addiction. One study is being conducted under the auspices of the National Institute of Mental Health, the second is a collaboration between Cerecor and Yale investigators with funding from the National Institutes of Health and the third is being conducted at Rockefeller University Hospital with funding from a private foundation.

Cerecor has one preclinical stage asset, CERC-406, a brain penetrant catechol‑O‑methyltransferase inhibitor with potential procognitive activity.

For more information about the Company and its products, please visit www.cerecor.com or contact Mariam E. Morris, Chief Financial Officer, at (443) 304-8002.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions (including their use in the negative), or by discussions of future matters such as the development of product candidates or products, technology enhancements, possible changes in legislation, and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including those detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

MacDougall Biomedical Communications
Doug MacDougall or Joe Rayne, 781-235-3060
ir@cerecor.com